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                                                                     EXHIBIT 4.1


                          FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July __, 1996, between AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation (the "Company") and THE FIRST NATIONAL BANK OF CHICAGO, a national banking association (the "Trustee"),

                                   WITNESSETH:

         WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of July_, 1996 (the "Original Indenture"), and such Original Indenture provides that the Company and the Trustee may, at any time and from time to time, under circumstances set forth in Article 10 thereof, enter into one or more supplemental indentures without the consent of the holders of the outstanding Securities for the purpose of supplementing the provisions of the Original Indenture;

         WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture, and all things necessary have been done to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

         That in order to declare additional terms and conditions upon which certain Series of Securities may hereafter be issued, authenticated and delivered, and in consideration of the premises and of the purchase and acceptance of the Securities by the holders thereof, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective holders from time to time of the Securities or of any Series thereof, as follows:

                                   ARTICLE ONE
                                   DEFINITIONS

         SECTION 1.01. CERTAIN TERMS DEFINED. The terms defined in this Section
1.01 shall, for all purposes of the Original Indenture and this First Supplemental Indenture, have the meanings herein specified, unless the context clearly otherwise requires:

ATTRIBUTABLE DEBT

         The term "Attributable Debt" means, when used in connection with a sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to the transaction (as determined by the Board of Directors) or (ii) the present value of rent for the remaining term of the lease. Rent shall be discounted to present value at the actual percentage rate inherent in such lease as determined in good faith by the Company, compounded semiannually. Rent is the

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lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts for maintenance, repairs, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by rent that any sublessee must pay from the date of determination for all or part of the same property.

CONSOLIDATED NET TANGIBLE ASSETS

         The term "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with generally accepted accounting principles, less (i) current liabilities (excluding current maturities of long-term debt and obligations under capital leases) and (ii) goodwill, trademarks, patents, and minority interests of others.

DOMESTIC CELLULAR JOINT VENTURE

         The term "Domestic Cellular Joint Venture" means the partnership or other joint venture to be formed by the Company and U S WEST, Inc., or their Subsidiaries, pursuant to the Amended and Restated Joint Venture Organization Agreement dated September 30, 1995, as amended from time to time, for the purposes of owning and operating certain of the parties' assets used in the provision of Domestic Cellular Service.

DOMESTIC CELLULAR SERVICE

         The term "Domestic Cellular Service" means the provision of wireless telephony service on the 800 MHz bands in the United States.

FIRST SUPPLEMENTAL INDENTURE

         The term "First Supplemental Indenture" shall mean this First Supplemental Indenture dated as of July __, 1996, between the Company and the Trustee, as such was originally executed, or as it may from time to time be supplemented, modified or amended, as provided herein and in the Indenture.

INDEBTEDNESS

         The term "Indebtedness" means, with respect to any Person, the aggregate amount of, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case not overdue, arising in the ordinary course of business; (iv) all obligations of such Person under any lease (or other agreement conveying the right to use) of property by a

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Person as lessee or guarantor which would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of that Person; (v) all obligations or liabilities of others secured by a Lien on any asset owned by such Person or Persons whether or not such obligation or liability is assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured); (vi) all reimbursement obligations of such Person or Persons in respect of any letters of credit or bankers' acceptances related to Indebtedness of such Person or another Person; (vii) all Attributable Debt;
(viii) all Redeemable Stock of such Person; and (ix) all guarantees of Indebtedness of other Persons. The term "Indebtedness" shall not include any obligations of a Person under a Swap Contract.

INDENTURE

         The term "Indenture" shall mean the Original Indenture, as supplemented by the First Supplemental Indenture dated as of July __, 1996, each being between the Company and the Trustee, and as it may from time to time hereafter be further supplemented, modified or amended, as provided in the Indenture, and shall include the form and terms of particular series of Securities established as contemplated by Section 2.01 and 2.02 of the Indenture.

INTERNATIONAL SUBSIDIARY

         The term "International Subsidiary" means any subsidiary of the Company not engaged in the provision of Domestic Cellular Service and the principal business of which is conducted, or the principal assets of which are located, outside of the United States.

LIEN

         The term "Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

ORIGINAL INDENTURE

         The term "Original Indenture" shall mean that certain Indenture dated as July_, 1996 between the Company and the Trustee, as such indenture was originally executed.

PCS ENTITY

         The term "PCS Entity" means any Person primarily engaged in the business of personal communications services, defined as radio communications operating in the "broadband PCS" bands, namely the 1850-1890 MHz, 1930-1970 MHz, 2130-2150 MHz,

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and 2180-2200 MHz bands, including Persons who primarily provide support services or equipment for personal communications services.

PRINCIPAL PROPERTY

         The term "Principal Property" means land, land improvements, buildings and associated equipment or property owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for providing Domestic Cellular Service and located within the United States of America and having a book value in excess of two percent (2%) of Consolidated Net Tangible Assets, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by resolution of the Board of Directors of the Company not to be of material importance to the respective businesses conducted by the Company and its Restricted Subsidiaries.

REDEEMABLE STOCK

         The term "Redeemable Stock" means, with respect to any Person, any stock that by its terms matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise.

RESTRICTED SUBSIDIARY

         The term "Restricted Subsidiary" means (i) any Subsidiary of the Company which (a) has substantially all of its property in the United States,
(b) is primarily engaged in the business of providing Domestic Cellular Service and (c) is in existence on __________, 1996, or is designated by the Board of Directors of the Company after such date as a Restricted Subsidiary, and (ii) the Domestic Cellular Joint Venture and its Subsidiaries.

SUBSIDIARY

         The term "Subsidiary" means, with respect to any specified Person, (i) a corporation, at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is at such time owned by such Person or by one or more Subsidiaries of such Person; or (ii) a partnership, joint venture, association, or other business entity, if in accordance with generally accepted accounting principles such entity is consolidated with such Person for financial statement purposes.

SWAP CONTRACT

         The term "Swap Contract" means any agreement relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption,

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currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing, provided that such Swap Contract was entered into for the purpose of managing risks associated with liabilities, commitments of assets of the Company or any Subsidiary and not for speculation.

         SECTION 1.02. OTHER DEFINITIONS. All of the terms appearing herein shall be defined as the same are now defined under the provisions of the Original Indenture, except when expressly herein otherwise defined.

                                   ARTICLE TWO
                       ADDITIONAL COVENANTS OF THE COMPANY

         In addition to the covenants set forth in the Original Indenture, the following covenants shall apply to any Series of Securities that the Board of Directors has specifically determined to be subject to such covenants pursuant to a Certified Resolution or a Supplemental Indenture:

SECTION 2.10. ADDITION OF NEW SECTIONS 4.06-4.09, INCLUSIVE. Article Four of the Original Indenture shall be amended by adding the following new Section 4.06 through 4.09, inclusive:

         SECTION 4.06. RESTRICTIONS ON INDEBTEDNESS OF RESTRICTED SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to create, assume, incur or guarantee any Indebtedness other than the following:
         (i) Indebtedness of a Restricted Subsidiary incurred after ___________, 1996, provided that immediately after the incurrence of such Indebtedness the aggregate amount of Indebtedness incurred and outstanding pursuant to this subsection (i) and not otherwise permitted hereunder does not exceed five percent (5%) of Consolidated Net Tangible Assets; (ii) Indebtedness of any entity (other than a PCS Entity) existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with the Company or a Restricted Subsidiary, or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such entity, provided that immediately after the incurrence of such Indebtedness the aggregate amount of Indebtedness incurred and outstanding pursuant to subsection (ii) and not otherwise permitted hereunder does not exceed five percent (5%) of Consolidated Net Tangible Assets; (iii) Indebtedness pursuant to capital leases (including any Japanese leveraged lease or similar cross-border lease transaction), provided that immediately after the incurrence of such Indebtedness, the aggregate amount of Indebtedness incurred and outstanding pursuant to this subsection (iii) and not otherwise permitted hereunder does not exceed ten percent (10%) of Consolidated Net Tangible Assets; (iv) Indebtedness owed to the Company or any Subsidiary of the Company or to any partner or

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         stockholder having at least a ten percent (10%) ownership interest in such Restricted Subsidiary; (v) Indebtedness of any Restricted Subsidiary existing on ________, 1996 or owing pursuant to the Zero Coupon Convertible Subordinated Notes due 1999 originally issued by Cellular Communications, Inc.; (vi) Indebtedness of any PCS Entity existing at the time (a) such PCS Entity becomes a Restricted Subsidiary, (b) such PCS Entity is merged into or consolidated with the Company or a Restricted Subsidiary, or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such PCS Entity; or (vii) Indebtedness of any Restricted Subsidiary constituting any replacement, extension or renewal of any Indebtedness incurred pursuant to subsection (i) through (vi) above (to the extent such Indebtedness is not increased).

         SECTION 4.07. RESTRICTIONS ON LIENS.

               (a) The Company shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness secured by a Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property of the Company or a Restricted Subsidiary (such stock, indebtedness and Principal Property being collectively referred to as "Property"), unless the Company secures or causes such Restricted Subsidiary to secure the outstanding Securities (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Securities, including guarantees of indebtedness of others) equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured, provided that this
         Section 4.07 shall not apply in the case of Indebtedness secured by:

         (i) Liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof;

         (ii) Liens securing Indebtedness owing by a Restricted Subsidiary to the Company or any Subsidiary of the Company;

         (iii) Liens on Property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with the Company or a Restricted Subsidiary, or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such entity; provided that no such Lien extends to any other Property and provided that such Indebtedness is otherwise permitted pursuant to Section 4.06 hereof;

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         (iv)   Liens on Property to secure any Indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such Property;

         (v) any Lien on Property to secure Indebtedness or other indebtedness incurred in connection with any financing undertaken in accordance with Section 103 of the Internal Revenue Code of 1986, as amended, or any replacement law;

         (vi) Liens on the property of the Company or any of its Subsidiaries securing (a) non-delinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds, and (c) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business;

         (vii) Liens securing obligations in respect of capital leases on assets subject to such leases (including any Japanese leveraged lease or similar cross-border lease transaction), provided that such Indebtedness is otherwise permitted pursuant to Section 4.06 hereof; and provided further that (a) any such Lien attaches to such assets within 180 days after the acquisition thereof and (b) such Lien attaches solely to the assets so acquired;

         (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

         (ix) Liens on personal property, other than shares of stock or Indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof;

         (x) Liens on the stock, indebtedness or other obligations of any International Subsidiary, provided that such Liens do not secure Indebtedness of the Company or of any Restricted Subsidiary other than Indebtedness of the type described in clause (v) of the definition of Indebtedness in Section 1.01;

         (xi) any renewal, extension, or replacement (in whole or in part) of any Lien permitted pursuant to subsections (i) through (x) above or of any Indebtedness secured thereby, provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

                (b) Notwithstanding the restrictions contained in Section 4.07(a), the Company may, and may permit any Restricted Subsidiary to, issue, assume or

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         guarantee Indebtedness secured by Liens on Property which are not excepted by subparagraphs (i)-(xi) of Section 4.07(a) hereof without equally and ratably securing the Securities, provided that the sum of all such Indebtedness then being issued, assumed or guaranteed does not exceed ten percent (10%) of the Consolidated Net Tangible Assets prior to the time such Indebtedness was issued, assumed or guaranteed.

         SECTION 4.08. RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not itself, and shall not permit any Restricted Subsidiary to, enter into any arrangement (except for temporary leases for a term of not more than three years, or except for sale or transfer and leaseback transactions involving the acquisition or improvement of Principal Properties provided that the amount of consideration received at the time of sale or transfer by the Company or such Restricted Subsidiary for the property so sold or transferred shall be applied as set forth in section (ii) below) with any bank, insurance company or other lender or investor, or to which any such lender or investor is party, providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property unless either:

               (i) the Company or any Restricted Subsidiary could create Indebtedness secured by a Lien pursuant to Section 4.07 hereof on the property to be leased without equally and ratably securing the Securities, or

               (ii) the Company within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer, regardless of whether such sale or transfer may have been made by the Company or by a Restricted Subsidiary, has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such arrangement or (b) the fair value of the property so leased at the time of entering into such arrangement:

                    (1) to the voluntary retirement of Indebtedness of the Company or of a Restricted Subsidiary or Indebtedness of a Subsidiary guaranteed by the Company which debt matures by its terms more than one year after the date on which it was originally incurred (collectively herein called "funded debt"); provided that there shall be credited against the amount required by section (ii) to be applied to the retirement of funded debt an amount equal to: (x) the principal amount of any Securities delivered within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer to the Trustee for voluntary retirement and cancellation, plus (y) the principal amount of funded debt, other than Securities, voluntarily retired by the Company within 12 months before or after such sale; or

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                    (2) to the acquisition, development or improvement of a
         Principal Property or Principal Properties.

         SECTION 4.09. CORPORATE EXISTENCE OF THE COMPANY; CONSOLIDATION, MERGER, SALE OR TRANSFER. So long as any of the Securities are outstanding, the Company shall maintain its corporate existence, shall not dissolve, sell or otherwise dispose of all or substantially all of its assets and shall not consolidate with or merge into another entity or permit one or more other entities to consolidate with or merge into it; provided that the Company may consolidate with or merge into another entity or permit one or more other entities to consolidate with or merge into it, or sell or otherwise transfer to another entity all or substantially all of its assets as an entirety and thereafter dissolve, if the surviving, resulting or transferee entity, as the case may be, (i) shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) assumes, if such entity is not the Company, all of the obligations of the Company hereunder and (iii) is not, after such transaction, otherwise in default under any provision hereof.

                                  ARTICLE THREE
                            MISCELLANEOUS PROVISIONS

         SECTION 3.01. PROVISIONS OF THE ORIGINAL INDENTURE. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall be deemed to be incorporated in and made a part of this First Supplemental Indenture; and the Original Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby.

         SECTION 3.02. SEPARABILITY OF INVALID PROVISIONS. In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

         SECTION 3.03. EXECUTION IN COUNTERPARTS. This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of AIRTOUCH COMMUNICATIONS, INC. and THE FIRST NATIONAL
BANK OF CHICAGO has caused this First Supplemental Indenture to be signed by its Chairman of the Board or any Vice Chairman of the Board or one of its Vice Presidents and to be signed and acknowledged by one of its Assistant Secretaries all as of the day and year first written above.

AIRTOUCH COMMUNICATIONS, INC.


By:____________________________________________


THE FIRST NATIONAL BANK OF CHICAGO


By:___________________________________________

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